Exhibit 10.17

[Offer Letter]

AEVA, INC.

December 15, 2016

Soroush Salehian Dardashti

Dear Soroush:

We are pleased to confirm our offer to have you join Aeva, Inc. (the “Company”) in the position of President and Chief Executive Officer, effective December 5, 2016. You will report directly to the Board of Directors and devote your full productive time to performing services to the Company.

Your initial annual salary will be $210,000, payable in accordance with the Company’s standard policies as in effect from time to time. Either management or the Board of Directors of the Company will review your compensation from time to time. All compensation paid to you shall be subject to applicable withholding.

You have been given the opportunity to purchase shares of Common Stock of the Company pursuant to a separate definitive agreement.

In addition to your salary and shares of Common Stock, you will be entitled to the benefits of similarly situated employees as those policies are developed and amended by the Company.

This offer of employment is valid until the close of business on December 31, 2016. Please let us know of your decision to join the Company by signing a copy of this offer letter and returning it to us not later than December 31, 2016. Your offer is contingent upon (1) your signing of the enclosed Employee Proprietary Information and Invention Assignment Agreement, (2) your signing of the enclosed Employee Arbitration Agreement, and (3) your providing proof of your eligibility to work in the United States.

The Company is an “at-will” employer. That means that either you or the Company have the right to terminate the employment relationship at any time, with or without advance notice, and with or without cause. Employees also may be demoted or disciplined and the terms of their employment may be altered at any time, with or without cause, at the discretion of the Company. No one other than an officer of the Company has the authority to alter this arrangement, to enter into an agreement for employment for a specified period of time, or to make any agreement contrary to this policy, and any such agreement must be in writing and must be signed by an officer of the Company and by the affected employee.

Except upon the prior written consent of an authorized representative of the Company, you will not (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be in conflict with, or that might place you in a conflicting position to that of, the Company.

You also must establish your identity and authorization to work as required by the Immigration Reform and Control Act of 1986 (IRCA). Enclosed is a copy of the Employment Verification Form (I-9), with instructions required by IRCA. Please review this document and bring the appropriate original documentation on your first day of work.

The Company has a firm policy against its employees using any trade secrets or other proprietary information of third parties in the course of performing their duties for the Company. During your employment with the Company, you may not disclose to the Company or use, or induce the Company to use, any trade secrets or other proprietary information of others, including your prior employers.

The Company is an organization that is building an outstanding reputation for exciting, innovative and quality technology. Credit for this goes to every one of our employees. We look forward to you accepting our offer and becoming part of the Company’s team.

Sincerely,

By:	/s/ Mina Rezk
Name:	Mina Rezk
Title:	Chairman of the Board

ACCEPTED AND AGREED:

By:	/s/ Soroush Salehian Dardashti
Name:	Soroush Salehian Dardashti
Title:	Chief Executive Officer
Date:	December 19, 2016